Exhibit 5.1

November 8, 2019 Onto Innovation Inc. 16 Jonspin Road Wilmington, Massachusetts 01887	Joseph B. Conahan +1 617 526 6000 (t) +1 617 526 5000 (f) wilmerhale.com

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Onto Innovation Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 3,046,058 shares of common stock, $0.001 par value per share (the “Shares”), of the Company issuable under the Rudolph Technologies, Inc. 2018 Stock Incentive Plan (the “Plan”), which was assumed by the Company in connection with the completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of June 23, 2019 (the “Merger Agreement”), by and among the Company (formerly Nanometrics Incorporated), Rudolph Technologies, Inc. and PV Equipment Inc.

We have examined the Certificate of Incorporation and Bylaws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors of the Company, the Registration Statement, the Plan, the Merger Agreement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Onto Innovation Inc.

November 8, 2019

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING

HALE AND DORR LLP

By:	/s/ Joseph B. Conahan
Joseph B. Conahan, a Partner